Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2009 SECOND QUARTER FINANCIAL RESULTS

Pasadena, California, August 6, 2009 - AutoImmune Inc. (OTC BB: AIMM.OB) today reported a net loss of $86,000, or $0.01 per share basic and diluted, for the three months ended June 30, 2009, compared with a net loss of $86,000, or $0.01 per share basic and diluted, for the three months ended June 30, 2008. For the six months ended June 30, 2009, the net loss was $256,000, or $0.02 per share basic and diluted, compared with net loss of $193,000, or $0.01 per share basic and diluted for the same period in 2008. As of June 30, 2009, the Company reported $8.2 million in cash and marketable securities as compared to $8.5 million in cash and marketable securities as of December 31, 2008.

Chairman of the Board and Chief Executive Officer Robert C. Bishop, Ph.D. stated, “Product sales in the first six months of 2009 at Colloral LLC, our joint venture with Deseret Laboratories, Inc., more than doubled from the same period in 2008. The response to marketing through our licensee, Bronson Laboratories, LLC remains encouraging.” AutoImmune consolidates Colloral LLC for financial reporting purposes in accordance with FIN 46R “Consolidation of Variable Interest Entities.”

AutoImmune has exclusively licensed certain of its intellectual property rights pertaining to an injectable therapy for the treatment of multiple sclerosis to BioMS. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and will pay royalties to AutoImmune on sales of all products covered by the license agreement. BioMS Medical Corp. and Eli Lilly and Company recently reported that dirucotide, the lead drug covered by AutoImmune’s license agreement with BioMS, did not meet the primary endpoint of delaying disease progression, as measured by the Expanded Disability Status Scale (EDSS), during the two-year Phase III trial in patients with secondary progressive multiple sclerosis (SPMS). In addition, there were no statistically significant differences between dirucotide and placebo on the secondary endpoints of the study. Eli Lilly and BioMS also announced that they would discontinue ongoing clinical trials and review available data. Chairman of the Board and Chief Executive Officer Robert C. Bishop,

Ph.D. stated, “We are obviously disappointed by the results and look forward to further announcements from BioMS and Lilly regarding their future plans for this approach to treating SPMS.”

AutoImmune is a biopharmaceutical company involved in the development of treatments for autoimmune and cell-mediated inflammatory diseases and conditions.

Statements in this release that are not strictly historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include statements about clinical trials and studies and future sales, royalties and revenue. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to the uncertainties of clinical trial results, AutoImmune’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed, as are other factors, in AutoImmune’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section entitled “Risk Factors.” We have no plans, and disclaim any obligation, to update or revise any forward-looking statements whether as a result of new information, future events or other factors, except as required by law.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
Revenue	$101,000	$184,000	$168,000	$288,000

Costs and expenses:
Cost of goods sold	16,000	50,000	28,000	70,000
Research and development	48,000	30,000	90,000	101,000
General and administrative	181,000	180,000	386,000	368,000

Total costs and expenses	245,000	260,000	504,000	539,000

Interest income	60,000	8,000	144,000	17,000

	60,000	8,000	144,000	17,000

Net loss	(84,000)	(68,000)	(192,000)	(234,000)
Net income (loss) attributable to noncontrolling interest	2,000	18,000	1,000	22,000

Net loss attributable to AutoImmune Inc	$(86,000)	$(86,000)	$(193,000)	$(256,000)

Net loss per share - basic	$(0.01)	$(0.01)	$(0.01)	$(0.02)

Net loss per share - diluted	$(0.01)	$(0.01)	$(0.01)	$(0.02)

Weighted average common shares outstanding - basic	16,999,623	16,999,623	16,998,414	16,999,623

Weighted average common shares outstanding - diluted	16,999,623	16,999,623	16,998,414	16,999,623

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2008	June 30, 2009
Cash and short-term marketable securities	$8,475,000	$6,927,000
Other current assets	195,000	232,000
Long-term marketable securities	—	1,302,000

Total assets	$8,670,000	$8,461,000

Current liabilities	$147,000	$122,000
Total equity	8,523,000	8,339,000

Total liabilities and equity	$8,670,000	$8,461,000